Exhibit 21

SUBSIDIARIES OF NORTHERN INDIANA PUBLIC SERVICE COMPANY

as of December 31, 2004

Segment/Subsidiary	State of Incorporation

OTHER OPERATIONS

NIPSCO Receivables Corporation	Indiana